                                                                 Exhibit 2(h)

                                March 1, 1996


Mr. Richard Stoll
The Stoll Companies
2021 Adams Street
Toledo, Ohio  43624

        Re:     Option to Acquire The Stoll Companies

Dear Dick:

        This Option Agreement is made and entered into this ___ day of March, 1996, by and between UNITED MAGAZINE COMPANY (hereinafter referred to as "Buyer") and The Stoll Companies, an Ohio corporation (hereinafter referred to as the "Company") having wholesale newspaper, magazine and periodicals distribution businesses with offices located in Jackson, Michigan, Wyoming, Michigan and Toledo, Ohio, under the following terms and conditions:

        1. For and in consideration of the sum of one hundred and no/100 dollars ($100.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby grant to Buyer the option, during the term set forth in Paragraph 4 hereof (the "Term"), to cause the Company to merge with a to-be-formed wholly-owned subsidiary of Buyer ("Sub"). Buyer may exercise its option upon written notice to the Company at any time during the term.

        2. The consideration payable to the shareholders of the Company in the event of the contemplated merger shall be calculated as follows:

                a. an amount equal to sixty percent (60%) of the net annual wholesale sales of the Company, to be calculated as of December 31, 1995; plus or minus

                b. the actual net worth of the Company (exclusive of good will, customer lists and non-compete contracts), at Closing (as hereinafter defined), which is estimated to be thirteen million two hundred sixty thousand seven hundred two and no/100 dollars ($13,260,702.00), with the actual amount to be determined at Closing pursuant to a certified financial statement to be completed by the parties in accordance with generally accepted accounting principles.

        3. Buyer and the Company acknowledge and agree that the estimated net total of Paragraphs 2(a) and 2(b), above, as of the date of execution of this Option Agreement, amounts to approximately sixty-two million nine hundred eighty-two thousand six hundred ninety-one and no/100 dollars ($62,982,691.00), based upon the Company's PRO FORMA financial statement attached hereto as Exhibit A. Such figure, as adjusted at closing, shall be the total Consideration, to be payable as follows:

                a. fifty-three and fourteen hundredths percent (53.14%) of the Consideration shall be payable in voting common shares of the capital stock of Buyer, to be valued for the purposes of this transaction at one and 50/100 dollars ($1.50) per share. The Company understands and agrees that the shares of Buyer's capital stock will be restricted pursuant to applicable federal securities regulations;

                b. forty-six and eighty-six hundredths percent (46.86%) of the Consideration shall be payable in immediately available funds at closing, as hereinafter defined.

        4. The term of this Option Agreement shall commence upon the written acceptance by the Company of this proposal, and shall continue thereafter until the earlier of (i) the termination or expiration of either of Buyer's options to purchase the assets of Ohio Periodical Distributors, Inc., Northern News Company and MacGregor News Agency, Inc. (collectively, the "Scherer Companies") and to acquire Michiana News Service, Inc. ("Michiana") on terms and conditions set forth on Exhibits B and C, respectively, hereto; (ii) the exercise of the Company's election to terminate this option pursuant to this Paragraph 4; or
(iii) August 31, 1996. In the event Buyer does not purchase the assets of Scherer Companies and close on the merger of Michiana on the terms and conditions set forth in Exhibits B and C hereto simultaneous with the Closing of the merger of the Company and the Sub, then the Company may, in its sole discretion, either proceed to close with Buyer on this transaction or refuse to do so. Notwithstanding anything contained herein to the contrary, the Company shall have the right to terminate this Option Agreement and Buyer's rights hereunder on written notice to Buyer in the event Buyer has not, on or before May 31, 1996, obtained a financing commitment satisfactory to Buyer to enable Buyer to complete the merger of the Company and the acquisition of Michiana and the assets of Scherer Companies or if there has, since the date hereof, been a material adverse change in the financial condition or prospects of Buyer or any of its subsidiaries, the Scherer Companies or Michiana.

        5. During the term of this option, the Company shall retain the exclusive right to continue operating its businesses. The Company shall strive to maintain, to the extent possible, the current balance sheet and profitability of the Company as reported to Buyer at the execution of this Agreement. During the Company's continuing operations, the parties acknowledge that the Company may find itself in competitive bid situations with Buyer, and the parties agree that the submission of such proposals by either party shall have no effect on the continued viability of this Option Agreement. Further, the Company agrees that from and after the execution of this Option Agreement, the Company will cause its business to be conducted in the usual and ordinary course, and will, consistent with such operation, use all reasonable efforts to preserve the present business organization substantially intact and to continue to present business relationships with publishers and customers.

        6. Notwithstanding anything contained herein to the contrary, the Company reserves the right to sell non-operating assets and to make distributions to its shareholders to the extent such transactions will not inhibit the Company from achieving as of Closing the targets set forth on its PRO FORMA balance sheet attached hereto as Exhibit A.

        7. During the term of this option, the Company shall cooperate with Buyer to complete Buyer's due diligence process on the Company, and further, the Company shall cooperate with Buyer and assist in its negotiations with lending institutions and investment bankers as may reasonably be required by Buyer. The parties agree that they will both participate in any presentations that may be made to either investment banks or lending institutions. Buyer and the Company further covenant and agree that they will work together to bring the transaction contemplated hereunder to a successful conclusion. The Company shall make available to Buyer, for its due diligence, all of the Company's records, including tax and accounting records, and any other information on the Company as may be required by Buyer. The Company acknowledges that Buyer's decision to exercise this option is dependent upon its ability to complete a thorough due diligence review of the Company.

        8. During the Term of this Option, Buyer will cause its business and the business of its wholly-owned subsidiaries to be conducted in the usual and ordinary course and will not amend, modify or otherwise supplement its option agreements with the Scherer Companies attached hereto as Exhibit B and with Michiana, attached hereto as Exhibit C, without the Company's prior written consent.

        9. Notwithstanding anything herein to the contrary, the Company shall not be required to close any transaction with Buyer unless and until (i) the contemplated survivor of Sub and the Company has executed employment agreements with, and containing terms acceptable to, Richard Stoll, Jr., John Heiniger and Ron Lankerd for their continued employment with the survivor of Sub and the Company after the Closing, and (ii) arrangements satisfactory to the Company have been made to assure the Company's shareholders of representation on Buyer's Board of Directors.

        10. The parties recognize that the nature of information being made available to Buyer and its agents and employees pursuant to its due diligence review of the Company is of such a confidential nature that the parties agree that this information shall be kept confidential, and in the event Buyer does not exercise its option to purchase the Company, all records and information shall be immediately returned to the Company.

        11. The parties agree that, immediately upon Buyer's exercise of the option provided hereunder, they shall enter into good faith negotiations of a Merger Agreement acceptable to Buyer and the Company's shareholders which sets forth usual and customary provisions, representations, warranties, covenants and indemnities (and limitations thereof) of Buyer, the Company and its shareholders, including, but not limited to, those relating to the ownership of assets, compliance with laws, accuracy of financial statements, existence of contracts and such other items as may be reasonably required by Buyer or the Company and its shareholders, with all said representations, warranties, covenants and indemnities to survive the closing, such agreement to be fully executed within thirty (30) days after Buyer provides to the Company written notices of its exercise of this option. The transaction is intended to qualify as a partially tax-free reorganization with cash boot of up to 49% of the Consideration. The transaction shall close no later than thirty (30) days after the execution of the definitive Merger Agreement.

        12. The parties agree that the terms and conditions of any addendum executed by the parties to amend or expand upon the terms of this option, shall thereafter be incorporated by reference into this Option Agreement.

        Please acknowledge your agreement with the terms and conditions of the option outlined above by signing and returning to me the enclosed copy of this Option Agreement. Buyer and Sellers agree and acknowledge that they execute this Option Agreement intending to be legally bound.

                                        Very truly yours,

AGREED TO AND ACCEPTED                  UNITED MAGAZINE COMPANY,
this ___ day of March, 1996             an Ohio corporation

The Stoll Companies

-----------------------------------     --------------------------------------
By: Richard Stoll, Jr.                  By: Ronald E. Scherer
                                        Its: Chairman


-----------------------------------
By: Richard Stoll

                                                                       EXHIBIT A
                                                                         UNIMAG

------------------------------------------------------------------------------------------------------------------------------------
NORMALIZED BALANCE SHEET
                                                          PURCHASE      PHASE 1                               PURCHASE      PHASE 2
AS OF DECEMBER 31, 1995           UNIMAG      SCHERER   ACCOUNTING        TOTAL        STALL      MAJEREK   ACCOUNTING        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Current Assets
Cash                             232,040      405,142                   637,182    4,586,593            0            0    5,223,775
Account Receivable
  Trade                        6,581,522    5,455,286                12,036,808    8,402,664    2,420,591            0   22,860,063
  Retail                               0    1,599,022                 1,599,022            0    1,183,000            0    2,782,022

Shareholder Receivable                 0            0                         0            0    1,921,486            0    1,921,486

Inventory                      5,641,769    4,099,853                 9,741,622   11,077,628    1,959,546            0   22,778,796
Other current Assets             316,075       16,116                   332,191      404,342      457,111            0    1,193,644
                             ------------------------------------------------------------------------------------------------------
  Total Current Asset         12,771,406   11,575,419                24,346,825   24,471,227    7,941,734            0   56,759,786
                             ------------------------------------------------------------------------------------------------------
Property Plant & Equipment
Land                                   0      590,000                   590,000       97,662            0            0      687,662
Building                         141,276    2,803,519                 2,944,795      751,230      398,000            0    4,094,025
Display Racks                          0      932,785                   932,785      978,859      728,399            0    2,640,043
Furniture and Fixtures           777,339    4,765,705                 5,543,044    1,153,811      645,500            0    7,342,355
Vehicles                         456,861    1,604,584                 2,061,445    1,045,277      285,679            0    3,392,401
Assets held for sale                                                                       0
                             ------------------------------------------------------------------------------------------------------
  Gross PP&E                   1,375,476   10,696,593                12,072,069    4,026,839    2,057,578            0   18,156,485
Accumulated Depreciation               0   (3,376,479)               (3,376,479)           0            0            0   (3,376,479)
                             ------------------------------------------------------------------------------------------------------
  Net                          1,375,476    7,320,114                 8,695,590    4,026,839    2,057,578            0   14,780,006
                             ------------------------------------------------------------------------------------------------------
Other assets
Notes Receivable nonrelated                         0                         0            0            0            0            0
Other                              2,950            0                     2,950      260,231        3,000            0      266,181
                             ------------------------------------------------------------------------------------------------------
                                   2,950            0                     2,950      260,231        3,000            0      266,181
                             ------------------------------------------------------------------------------------------------------
Intangibles
Purchase Premium                                        34,648,442   34,648,442                             77,738,090  112,386,532
O&R records/customer list      2,183,819            0                 2,183,819      251,389      560,363            0    2,995,571
Non compete                      425,000            0                   425,000      294,733      917,752            0    1,691,485
Consulting                             0            0                         0            0      218,446            0      218,446
Goodwill                       8,611,331    3,000,890    1,384,432   12,996,653      889,127    1,080,388   (5,100,000)   9,866,168
                             ------------------------------------------------------------------------------------------------------
  Total Intangibles           11,220,150    3,000,890   36,032,874   50,253,914    1,435,249    2,830,949   72,638,090  127,158,202
                             ------------------------------------------------------------------------------------------------------
Total Assets                  25,369,982   21,896,422   36,032,874   83,299,278   30,193,546   12,833,261   72,638,090  198,964,175
                             ======================================================================================================


                                                                         UNIMAG

-----------------------------------------------------------------------------------------------------------------------------------
NORMALIZED BALANCE SHEET
                                                          PURCHASE      PHASE 1                               PURCHASE      PHASE 2
AS OF DECEMBER 31, 1995           UNIMAG      SCHERER   ACCOUNTING        TOTAL        STALL      MAJEREK   ACCOUNTING        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Current Liabilities
Short term Debt                  345,575            0                   345,575    1,400,000      750,000            0    2,495,575
Current Portion long term debt   362,500            0                   362,500      190,262      822,000            0    1,374,762
Current Portion capital leases         0            0                                      0            0            0            0

Publisher Payables            12,161,026    16,032,023                28,193,049   8,882,233    4,268,422            0   41,343,704
Other payables                   806,269        21,240                   827,509     237,711            0            0    1,065,220
Accrued expenses                (327,040)       42,166                  (284,874)    364,077      122,240            0      201,443
Deferred taxes                         0       223,875                   223,875   2,339,312    1,022,400            0    3,585,587
                                                                                                                                  0
458 Reserve                    1,532,286     2,186,137                 3,718,423   2,084,000      750,000            0    6,552,423

Related Party                          0             0                         0           0    1,109,859            0    1,109,859
                             ------------------------------------------------------------------------------------------------------
  Current Liabilities         14,880,616    18,505,441                33,386,057   15,497,595   8,844,921            0   57,728,573
                             ------------------------------------------------------------------------------------------------------
Long term debt
Long-term Debt                 1,652,837     4,761,142  16,977,737    23,391,716            0   3,259,969   38,091,664   64,743,349
Long term Capital leases               0                                       0            0           0            0            0
Dealer advance payments           40,000             0                    40,000            0           0            0       40,000
Pension & Postretirement       2,880,000                               2,880,000            0                        0    2,880,000
Other                                  0        14,272                    14,272            0           0            0       14,272

Related Party                          0                                       0            0           0            0            0
                             ------------------------------------------------------------------------------------------------------
                               4,572,837     4,775,414  16,977,737    26,325,988            0   3,259,969   38,091,664   67,677,621
                             ------------------------------------------------------------------------------------------------------

                             ------------------------------------------------------------------------------------------------------
Common stock subject to Puts   3,935,461                               3,935,461                                     0    3,935,461
                             ------------------------------------------------------------------------------------------------------
Stockholders Equity                         Asset Deal
Common Stock                         250    (1,384,432)  1,384,432           250    5,000,000     100,000   (5,100,000)         250
Paid in Capital               42,744,575             0  17,670,705    60,415,280            0           0   39,646,426  100,061,706
Retained earnings            (40,763,757)            0           0   (40,763,757)   9,695,951     628,371            0  (30,439,436)
                             ------------------------------------------------------------------------------------------------------
                               1,981,068    (1,384,432) 19,055,137    19,651,773   14,695,951     728,371   34,546,426   69,622,520
                             ------------------------------------------------------------------------------------------------------
Total Liabilities and
  Stockholders Equity         25,369,982    21,896,422  36,032,874    83,299,278   30,193,546  12,833,261   72,638,090  198,964,175
                             ======================================================================================================



                                                                         UNIMAG

-----------------------------------------------------------------------------------------------------------------------------------
NORMALIZED INCOME STATEMENT
                                                          PURCHASE      PHASE 1                               PURCHASE      PHASE 2
AS OF DECEMBER 31, 1995           UNIMAG      SCHERER   ACCOUNTING        TOTAL        STALL      MAJEREK   ACCOUNTING        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Sales                         57,039,662   65,056,274               122,095,936   82,869,983   28,096,626               233,062,545
Cost of Sales                (44,878,484) (48,612,571)              (93,491,055) (61,984,576) (22,013,114)             (177,488,745)
                             ------------------------------------------------------------------------------------------------------
Gross Profit                  12,161,178   16,443,703                28,604,881   20,885,407    6,083,512                55,573,799
GPM%                              21.32%       25.28%                    23.43%       25.20%       21.65%                    23.85%

Other Operating Income         1,688,265    1,851,624                 3,539,889    1,824,972      580,004                 5,944,865

Employee Related Costs        (8,196,084)  (9,588,702)              (17,784,786) (11,578,187)  (2,964,215)              (32,327,188)
Other SG&A                    (4,012,008)  (3,826,281)               (7,838,289)  (5,817,463)  (1,828,305)              (15,484,057)
Other Income, net                427,920       10,391                   438,311      471,857      160,111                 1,070,279
                             ------------------------------------------------------------------------------------------------------
EBITDA                         2,069,271    4,890,734                 6,960,005    5,786,586    2,031,107                14,777,698
Cash interest                   (219,865)    (122,383)                 (342,248)           0     (577,789)                 (920,037)
                             ------------------------------------------------------------------------------------------------------
Operating Cash Flow            1,849,406    4,768,352                 6,617,758    5,786,586    1,453,318                13,857,661

Non cash
  Depreciation & Amort.       (1,128,259)    (694,614)    (900,822)  (2,723,695)  (1,167,005)  (1,011,636)  (1,557,844)  (6,460,180)
  Put Interest                  (369,437)           0                  (369,437)           0            0                  (369,437)
  Consulting In stock           (294,719)           0                  (294,719)           0            0                  (294,719)
                             ------------------------------------------------------------------------------------------------------
Total non cash                (1,792,415)    (694,614)    (900,822)  (3,387,851)  (1,167,005)  (1,011,636)  (1,557,844)  (7,124,336)
                             ------------------------------------------------------------------------------------------------------
Net Income before tax             56,991    4,073,737     (900,822)   3,229,906    4,619,581      441,682   (1,557,844)   6,733,325
                             ======================================================================================================
  RETURN ON SALES                               6.26%                     2.65%        5.57%        1.57%                     2.89%

Purchase Price
  60% of sales                             39,033,764                39,033,764   49,721,990   16,857,976               105,613,730
  +/- tangible net worth                   (4,385,322)               (4,385,322)  13,260,702   (2,102,578)                6,772,801
                             ------------------------------------------------------------------------------------------------------
Total purchase price                       34,648,442                34,648,442   62,982,691   14,755,397               112,386,531
                             ======================================================================================================
Distribution
  Cash                                     16,977,737                16,977,737   29,513,689    6,207,596                52,699,021
  Stock of Unimag                          17,670,705                17,670,705   33,469,002    8,547,802                59,687,509
                             ======================================================================================================
                                           34,648,442                34,648,442   62,982,691   14,755,397               112,386,531
                             ======================================================================================================
Distribution
  Cash                                            49%                       49%       46.86%       42.07%
  Stock of Unimag                                 51%                       51%       53.14%       57.93%
                             ======================================================================================================
  Present Shares              15,615,334   11,045,000                26,660,334                                          26,660,334
  New Shares                               11,780,470                11,780,470   22,312,668    5,698,534                39,791,673
  Total Shares After Purchase 15,615,334   22,825,470                38,440,804   22,312,668    5,698,534                66,452,007
  Phase 1 Ownership               40.62%       59.38%                   100.00%
  Phase 2 Ownership               23.50%       34.35%                                 33.58%        8.58%                   100.00%
  Phase 3 Ownership               16.38%       23.95%                                 23.41%        5.98%
-----------------------------------------------------------------------------------------------------------------------------------
